Exhibit 99.1

Refranchising

We have entered into three non-binding letters of intent for the sale of a total of 86 company-operated Applebee’s restaurants. Any sale of these restaurants, of which 36 are located in St. Louis, Missouri, 20 in Virginia, and 30 in the Washington D.C. market, is subject to execution of definitive documentation and the satisfaction of the conditions to closing thereunder. There can be no assurance that we will enter into such documentation on terms that we or our creditors would consider desirable, or that any of these restaurants will be sold at all.

Risk Factors

General economic conditions that are largely out of our control could adversely affect our business, results of operations, liquidity and capital resources. Our business is dependent to a significant extent on national, regional and local economic conditions, and, to a lesser extent, on global economic conditions, particularly those conditions affecting the demographics of the guests that frequently patronize Applebee’s or IHOP restaurants. If our customers’ disposable income available for discretionary spending is reduced (because of circumstances such as job losses, credit constraints and higher housing, taxes, energy, interest or other costs) or where the perceived wealth of customers has decreased (because of circumstances such as lower residential real estate values, increased foreclosure rates, increased tax rates or other economic disruptions), our business could experience lower sales and customer traffic as potential customers choose lower-cost alternatives (such as quick-service restaurants or fast casual dining) or choose alternatives to dining out. Any resulting decreases in customer traffic or average value per transaction will negatively impact the financial performance of Applebee’s or IHOP company-operated restaurants, as reduced gross sales result in downward pressure on margins and profitability. These factors could also reduce gross sales at franchise restaurants, resulting in lower royalty payments from franchisees, and reduce profitability of franchise restaurants, potentially impacting the ability of franchisees to make royalty payments as they become due. Reduction in cash flows from either company-operated or franchised restaurants could have a material adverse effect on our liquidity and capital resources.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes and our other debt. We have, and will continue to have after the consummation of the Financing and the Transactions, a significant amount of indebtedness. On an as adjusted basis, after giving effect to the Financing and the Transactions, as of June 30, 2010, we would have had total debt of $2,196 million and total stockholders’ equity of approximately $103.8 million.

Our substantial indebtedness could have important consequences to our financial health. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

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require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

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result in an event of default if we fail to satisfy our obligations under the Notes or our other debt or fail to comply with the financial and other restrictive covenants contained in the indentures or our other debt, which event of default could result in the Notes and all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future, including to fund acquisitions. The terms of our existing indebtedness and the indenture relating to the Notes do not, and any future debt may not, fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of the Notes” and “Description of Our Senior Secured Credit Facility.”

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility will be adequate to meet our future liquidity needs for the next few years. We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility in amounts sufficient to enable us to fund our liquidity needs, including with respect to the Notes and our other indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to satisfy amortization requirements under our senior secured credit facility or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facility, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the Notes and to service, extend or refinance our other debt, including our senior secured credit facility and the Notes, will be subject to future economic conditions and to financial, business and other factors.

Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance. From time to time, in press releases, SEC filings, public conference calls and other contexts, we have provided guidance to the public regarding current business conditions and our expectations for our future financial results. We also expect that we will provide guidance periodically in the future. Our guidance is based upon a number of assumptions, expectations and estimates that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In providing our guidance, we also make specific assumptions with respect to our future business decisions, some of which will change. Our actual financial results, therefore, may vary from our guidance due to our inability to meet the assumptions upon which our guidance is based and the impact on our business of the various risks and uncertainties described in these risk factors and in our public filings with the SEC. The variation of our actual results from our guidance may be material. To the extent that our actual financial results do not meet or exceed our guidance, the trading prices of our securities may be materially adversely affected.

Declines in our financial performance could result in additional impairment charges in future periods. GAAP requires annual (or more frequently, if events or changes in circumstances warrant) impairment tests of goodwill, intangible assets and other long-lived assets. Generally speaking, if the carrying value of the asset is in excess of the estimated fair value of the asset, the carrying value will be adjusted to fair value through an impairment charge. Fair values are primarily estimated using discounted cash flows based on five-year forecasts of financial results that incorporate assumptions as to same-store sales trends, future development plans and brand-enhancing initiatives, among other things. Significant underachievement of forecasted results could reduce the estimated fair value of these assets below the carrying value, requiring non-cash impairment charges to reduce the carrying value of the asset. As of June 30, 2010, our total stockholders’ equity was $106.3 million. A significant impairment writedown of goodwill, intangible assets or long-lived assets in the future could result in a deficit balance in stockholders’ equity. While such a deficit balance would not create an incident of default in any of our contractual agreements, the negative perception of such a deficit could have an adverse effect on our stock price and could impair our ability to obtain new financing, or refinance existing indebtedness on commercially reasonable terms or at all.

The restaurant industry is highly competitive, and that competition could lower our revenues, margins and market share. The performance of individual restaurants may be adversely affected by factors such as traffic patterns, demographics and the type, number and location of competing restaurants. The restaurant industry is highly competitive with respect to price, service, location, personnel and the type and quality of food. Each Applebee’s and IHOP restaurant competes directly and indirectly with a large number of national and regional restaurant chains, as well as similar styles of businesses. The trend toward convergence in grocery, deli, and restaurant services may increase the number and variety of Applebee’s and IHOP restaurants’ competitors. In addition to the prevailing baseline level of competition, major market players in non-competing industries may choose to enter the food services market. Such increased competition could have a material adverse effect on the financial condition and results of operations of Applebee’s or IHOP restaurants in affected markets. Applebee’s and IHOP restaurants also compete with other restaurant chains for qualified management and staff, and we compete with other restaurant chains for available locations for new restaurants. Applebee’s and IHOP restaurants also face competition from the introduction of new products and menu items by competitors, as well as substantial price discounting, and are likely to face such competition in the future. Although we may implement a number of business strategies, the future success of new products, initiatives and overall strategies is highly difficult to predict and will be influenced by competitive product offerings, pricing and promotions offered by competitors. Our ability to differentiate the Applebee’s and IHOP brands from their competitors, which is in part limited by the advertising monies available to us and by consumer perception, cannot be assured. These factors could reduce the gross sales or profitability at Applebee’s or IHOP restaurants, which would reduce the revenues generated by company-owned restaurants and the franchise payments received from franchisees.

Our business strategy may not achieve the anticipated results. We expect to continue to apply a new business strategy that includes, among other things, (i) the franchising of more than 90% of the Applebee’s company-operated restaurants, (ii) specific changes in the manner in which our Applebee’s and IHOP businesses are managed and serviced, such as the February 2009 establishment of a purchasing cooperative, and the procurement of products and services from such purchasing cooperative, (iii) the possible introduction of new restaurant concepts and (iv) more generally, improvements to the overall performance of the Applebee’s business by applying some of the strategies we previously applied to the IHOP restaurant business. However, the Applebee’s business is different in many respects from the IHOP business. In particular, the Applebee’s restaurants are part of the casual dining segment of the restaurant industry whereas the IHOP restaurants are part of the family dining segment, and the Applebee’s business is larger, distributed differently across the U.S. and appeals to a somewhat different segment of the consumer market. Therefore, there can be no assurance that the business strategy we apply to the Applebee’s business will be suitable or will achieve similar results to the application of such business strategy to the IHOP system. In particular, the franchising of Applebee’s company-operated restaurants may not improve the performance of such restaurants and may not reduce the capital expenditures or debt levels to the extent we anticipate or result in the other intended benefits of the strategy. The actual benefit from the franchising of the Applebee’s company-operated restaurants is uncertain and may be less than anticipated.

As of June 30, 2010, we have franchised 110 of the Applebee’s company-operated restaurants acquired on November 29, 2007. There can be no assurance that we will be able to complete the refranchising of a substantial majority of the remaining 393 company-operated restaurants on terms that we and our creditors would consider desirable or within the anticipated time frame. In addition, on July 23, 2010 we announced that we had entered into an asset purchase agreement, subject to customary conditions, with Apple American Group LLC, for the sale of 63 company-operated Applebee’s restaurants located in Minnesota and parts of Wisconsin. If this transaction is completed, which we expect to occur in the fourth quarter of 2010, Applebee’s will become an 84% franchised system. The anticipated proceeds from the refranchising of the company-operated restaurants are based on current market values, recent comparable transaction valuations, and a number of other assumptions. The franchising of Applebee’s company-operated restaurants is not expected to be completed for several years. If market rents, comparable transaction valuations or other assumptions prove to be incorrect, the actual proceeds from the franchising of the company-operated restaurants may be different than anticipated. In addition, adverse economic, market or other conditions existing in the states in which company-operated real property is located may adversely affect our ability to execute the franchising transactions or to achieve the anticipated returns from such transactions. Market conditions may have changed at the time the franchising transactions occur. Finally, the operational improvement initiatives or purchasing initiatives may not be successful or achieve the desired results. In particular, there can be no assurance that the existing franchisees or prospective new franchisees will respond favorably to such initiatives.

Factors specific to the restaurant industry, some of which are outside of our control, may have a material adverse effect on our business. The sales and profitability of our restaurants and, in turn, payments from our franchisees may be negatively impacted by a number of factors, some of which are outside of our control. The most significant are:

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declines in comparable store sales growth rates due to: (i) failing to meet customers’ expectations for food quality and taste or to innovate new menu items to retain the existing customer base and attract new customers; (ii) competitive intrusions in our markets; (iii) opening new restaurants that cannibalize the sales of existing restaurants; (iv) failure of national or local marketing to be effective; (v) weakening national, regional and local economic conditions; and (vi) natural disasters or extreme weather conditions.

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negative trends in operating expenses such as: (i) increases in food costs including rising commodity costs; (ii) increases in labor costs including increases mandated by minimum wage and other employment laws, immigration reform, the potential impact of union organizing efforts, increases due to tight labor market conditions and rising health care and workers compensation costs; and (iii) increases in other operating costs including advertising, utilities, lease-related expenses and credit card processing fees;

•	the inability to open new restaurants that achieve and sustain acceptable sales volumes;

•	the inability to increase menu pricing to offset increased operating expenses;

•	failure to effectively manage further penetration into mature markets;

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negative trends in the availability of credit and in expenses such as interest rates and the cost of construction materials that will affect our ability or our franchisees’ ability to maintain and refurbish existing stores;

•	the inability to manage a large number of restaurants due to unanticipated changes in executive management, and availability of qualified restaurant management, staff and other personnel;

•	the inability to operate effectively in new and/or highly competitive geographic regions or local markets in which we or our franchisees have limited operating experience; and

•	the inability to manage a large number of restaurants in diverse geographic areas with a standardized operational and marketing approach.

Shortages or interruptions in the supply or delivery of food supplies could have a material adverse effect on our system-wide sales, revenues or profits. Our franchised and company-operated restaurants are dependent on frequent deliveries of fresh produce, groceries and other food and beverage products. This subjects us to the risk of shortages or interruptions in food and beverage supplies which may result from a variety of causes including, but not limited to, shortages due to adverse weather, labor unrest, political unrest, terrorism, outbreaks of food-borne illness or other unforeseen circumstances. Such shortages could adversely affect our revenue and profits. The inability to secure adequate and reliable supplies or distribution of food and beverage products could limit our ability to make changes to our core menus or offer promotional “limited time only” menu items, which may limit our ability to implement our business strategies. Our restaurants bear risks associated with the timeliness of deliveries by suppliers and distributors as well as the solvency, reputation, labor relationships, freight rates, prices of raw materials and health and safety standards of each supplier and distributor. Other significant risks associated with our suppliers and distributors include improper handling of food and beverage products and/or the adulteration or contamination of such food and beverage products. Disruptions in our relationships with suppliers and distributors may reduce the profits generated by company-operated restaurants or the payments we receive from franchisees.

Changing health or dietary preferences may cause consumers to avoid Applebee’s and IHOP’s products in favor of alternative foods. The food service industry as a whole rests on consumer preferences and demographic trends at the local, regional, national and international levels, and the impact on consumer eating habits of new information regarding diet, nutrition and health. Our franchise development and system-wide sales depend on the sustained demand for our products, which may be affected by factors we do not control. Changes in nutritional guidelines issued by the U.S. Department of Agriculture, issuance of similar guidelines or statistical information by federal, state or local municipalities, or academic studies, among other things, may impact consumer choice and cause consumers to select foods other than those that are offered by Applebee’s or IHOP restaurants. We may not be able to adequately adapt Applebee’s or IHOP restaurants’ menu offerings to keep pace with developments in current consumer preferences, which may result in reductions to the revenues generated by our company-operated restaurants and the franchise payments we receive from franchisees.

Harm to our brands’ reputation may have a material adverse effect on our business. The success of our restaurant business is largely dependent upon brand recognition and the strength of our franchise systems. The continued success of our company-operated restaurants and our franchisees will be directly dependent upon the maintenance of a favorable public view of the Applebee’s and IHOP brands. Negative publicity (e.g., crime, scandal, litigation, on-site accidents and injuries or other harm to customers) at a single Applebee’s or IHOP location can have a substantial negative impact on the operations of all restaurants within the Applebee’s or IHOP system. Multi-unit food service businesses such as ours can be materially and adversely affected by widespread negative publicity of any type, but particularly regarding food quality, food-borne illness, food tampering, obesity, injury or other health concerns with respect to certain foods, whether or not accurate or valid. The risk of food-borne illness or food tampering cannot be completely eliminated. Any outbreak of food-borne illness or other food-related incidents attributed to Applebee’s or IHOP restaurants or within the food service industry or any widespread negative publicity regarding the Applebee’s or IHOP brands or the restaurant industry in general could have a material adverse effect on our financial condition or results of operations. Although we maintain liability insurance, and each franchisee is required to maintain liability insurance pursuant to its franchise agreements, a liability claim could injure the reputation of all Applebee’s or IHOP restaurants, whether or not it is ultimately successful.

We and our franchisees are subject to a variety of litigation risks that may negatively impact performance. We and our franchisees are subject to complaints or litigation from guests alleging illness, injury or other food quality, food safety, health or operational concerns. We and our franchisees are also subject to “dram shop” laws in some states pursuant to which we and our franchisees may be subject to liability in connection with personal injuries or property damages incurred in connection with wrongfully serving alcoholic beverages to an intoxicated person. We may also initiate legal proceedings against franchisees for breach of the terms of their franchise agreements. Such claims may reduce the profits generated by company-operated restaurants and the ability of franchisees to make payments to us. These claims may also reduce the ability of franchisees to enter into new franchise agreements with us. Although our franchise agreements require our franchisees to defend and indemnify us, we may be named as a defendant and sustain liability in legal proceedings against franchisees under the doctrines of vicarious liability, agency, negligence or otherwise.

Ownership of real property exposes us to potential environmental liabilities. The ownership of real property exposes us to potential environmental liabilities from U.S. Federal, state and local governmental authorities and private lawsuits by individuals or businesses. The potential environmental liabilities in connection with the ownership of real estate are highly uncertain. We currently do not have actual knowledge of any environmental liabilities that would have a material adverse effect on us. From time to time, we have experienced some non-material environmental liabilities resulting from environmental issues at our properties. While we are unaware of any material environmental liabilities, it is possible that material environmental liabilities relating to our properties may arise in the future.

Matters involving employees at certain company-operated restaurants expose us to potential liability. We are subject to U.S. Federal, state and local employment laws that expose us to potential liability if we are determined to have violated such employment laws. Failure to comply with Federal and state labor laws pertaining to minimum wage, overtime pay, meal and rest breaks, unemployment tax rates, workers’ compensation rates, citizenship or residency requirements, child labor requirements, sales taxes and other employment-related matters may have a material adverse effect on our business or operations. In addition, employee claims based on, among other things, discrimination, harassment or wrongful termination may divert financial and management resources and adversely affect operations. The losses that may be incurred as a result of any violation of such employment laws are difficult to quantify.

Our failure or the failure of our franchisees to comply with federal, state and local governmental regulations may subject us to losses and harm our brands. The restaurant industry is subject to extensive Federal, state and local governmental regulations, including those relating to the preparation and sale of food and alcoholic beverages and those relating to building and zoning requirements and employment. We are also subject to licensing and regulation by state and local departments relating to the service of alcoholic beverages, health, sanitation, fire and safety standards, and to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements. We are also subject to laws and regulations, which vary from jurisdiction to jurisdiction, relating to nutritional content and menu labeling. Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase our exposure to governmental investigations or litigation. In connection with the continued operation or remodeling of certain restaurants, we or our franchisees may be required to expend funds to meet Federal, state and local and foreign regulations. The ability to obtain or maintain such licenses or publicity resulting from actual or alleged violations of such laws could have an adverse effect on our results of operations. We are subject to federal regulation and certain state laws which govern the offer and sale of franchises. Many state franchise laws contain provisions that supersede the terms of franchise agreements, including provisions concerning the termination or non-renewal of a franchise. Some state franchise laws require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect us and the franchisees. Changes in, and the cost of compliance with, government regulations could have a material effect on operations.

We are subject to the Fair Labor Standards Act, various other laws and state and local regulations in the U.S. and in the foreign countries in which we operate from time to time, governing such matters as minimum-wage requirements, overtime and other working conditions and citizenship requirements. A significant number of the food-service employees in our restaurants are paid at rates related to the U.S. federal minimum wage or the relevant state minimum wage, and past increases in the U.S. federal and state minimum wage, as well as changes in the method of calculating the minimum wage and crediting of tips, have increased labor costs, as would future increases. Any increases in labor costs might cause us or our franchisees to inadequately staff Applebee’s or IHOP restaurants. Understaffed restaurants could result in reduced gross sales and decreased profits at such restaurants.

We and our franchisees must also comply with Title III of the Americans with Disabilities Act (the “ADA”). Compliance with the ADA generally requires that public spaces provide reasonable accommodation to disabled individuals and that new commercial spaces or modifications of commercial spaces conform to specific accessibility guidelines unless materially unfeasible. Although newer restaurants are designed to meet the ADA construction standards, some older restaurants may not meet the ADA standards. A finding of noncompliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance. Any imposition of injunctive relief, fines, damage awards or capital expenditures could adversely affect our revenue or profits.

Restaurant development plans under development agreements may not be implemented effectively. We rely on franchisees to develop Applebee’s and IHOP restaurants. Restaurant development involves substantial risks, including the following:

•	the availability of suitable locations and terms for potential development sites;

•	the ability of franchisees to fulfill their commitments to build new restaurants in the numbers and the time frame specified in their development agreements;

•	the availability of financing, at acceptable rates and terms, to both franchisees and third-party landlords, for restaurant development;

•	delays in obtaining construction permits and in completion of construction;

•	developed properties not achieving desired revenue or cash flow levels once opened;

•	competition for suitable development sites;

•	changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the ADA); and

•	general economic and business conditions.

We cannot assure that the development and construction of facilities will be completed, or that any such development will be completed in a timely manner. We cannot assure that present or future development will perform in accordance with our expectations.

The opening and success of Applebee’s and IHOP restaurants depend on various factors, including the demand for Applebee’s and IHOP restaurants and the selection of appropriate franchisee candidates, the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new locations, costs of construction, permit issuance and regulatory compliance, the ability to meet construction schedules, the availability of financing and other capabilities of franchisees. There is no assurance that franchisees planning the opening of restaurants will have the business abilities or sufficient access to financial resources necessary to open the restaurants required by their agreements. It cannot be assured that franchisees will successfully participate in our strategic initiatives or operate their restaurants in a manner consistent with our concept and standards.

Concentration of Applebee’s franchised restaurants in a limited number of franchisees subjects us to greater credit risk. As of December 31, 2009, Applebee’s franchisees operated 1,470 Applebee’s restaurants in the U.S., which restaurants comprised 79% of the total Applebee’s restaurants in the U.S. As of December 31, 2009, the nine largest Applebee’s franchisees owned 786 restaurants, representing 53% of all franchised Applebee’s restaurants in the U.S. The concentration of franchised restaurants in a limited number of franchisees subjects us to a potentially higher level of credit risk in respect of such franchisees because their financial obligations to us are greater as compared to those franchisees with fewer restaurants. The risk associated with these franchisees is also greater where franchisees are the sole or dominant franchisee for a particular region of the U.S., as is the case for most domestic Applebee’s franchised territories. In particular, if any of these franchisees experiences financial or other difficulties, the franchisee may default on its obligations under multiple franchise agreements including payments to us and the maintenance and improvement of its restaurants. If any of these franchisees are subject to bankruptcy or insolvency proceedings, a bankruptcy court may prevent the termination of the related franchise agreements and development agreements. Any franchisee that is experiencing financial difficulties may also be unable to participate in implementing changes to our business strategy. Any franchisee that owns and operates a significant number of Applebee’s restaurants and fails to comply with its other obligations under the franchise agreement, such as those relating to the quality and preparation of food and maintenance of restaurants, could cause significant harm to the Applebee’s brand and subject us to claims by consumers even if we are not legally liable for the franchisee’s actions or failure to act. The franchising of most the company-operated Applebee’s restaurants that is part of our strategy is not expected to reduce the degrees of concentration of franchised Applebee’s restaurants because the existing franchisees are the likely candidates to acquire company-operated restaurants. The concentration of the franchised Applebee’s restaurants in a limited number of franchisees may also reduce our negotiating power with respect to the terms of sale of the company-operated Applebee’s restaurants. Development rights for Applebee’s restaurants are also concentrated among a limited number of existing franchisees. If any of these existing franchisees experience financial difficulties, future development of Applebee’s restaurant may be materially adversely affected.

We are subject to credit risk from our IHOP franchisees operating under our Previous Business Model, and a default by these franchisees may negatively affect our cash flows. Of the 1,443 IHOP restaurants subject to franchise and area license agreements as of December 31, 2009, a total of 1,096 operate under the Previous

Business Model (as defined below). See “The Company – Restaurant Concepts – IHOP – Franchising.” The Company was involved in all aspects of the development and financing of the IHOP restaurants established prior to 2003. Under the Previous Business Model, the Company typically identified and leased or purchased the restaurant sites, built and equipped the restaurants and then franchised them to franchisees. In addition, IHOP typically financed as much as 80% of the franchise fee for periods ranging from five to eight years and leased the restaurant and equipment to the franchisee over a 25-year period. Therefore, in addition to franchise fees and royalties, the revenues received from an IHOP franchisee operating under the Previous Business Model include, among other things, lease or sublease rents for the restaurant property building, rent under an equipment lease and interest income from the financing arrangements for the unpaid portion of the franchise fee under the franchise notes. If any of these IHOP franchisees were to default on their payment obligations to us, we would be unable to collect the amounts owed under our notes and equipment contract receivables as well as outstanding franchise royalties that we typically receive from our other franchisees. The higher amounts owed to us by each of these IHOP franchisees subject us to greater credit risk and defaults by IHOP franchisees operating under our Previous Business Model may negatively affect our cash flows.

Termination or non-renewal of franchise agreements may disrupt restaurant performance. Each franchise agreement is subject to termination by us in the event of default by the franchisee after applicable cure periods. Upon the expiration of the initial term of a franchise agreement, the franchisee generally has an option to renew the franchise agreement for an additional term. There is no assurance that franchisees will meet the criteria for renewal or will desire or be able to renew their franchise agreements. If not renewed, a franchise agreement, and payments required thereunder, will terminate. We may be unable to find a new franchisee to replace such lost revenues. Furthermore, while we will be entitled to terminate franchise agreements following a default that is not cured within the applicable grace period, if any, the disruption to the performance of the restaurants could materially and adversely affect our business.

Franchisees may breach the terms of their franchise agreements in a manner that adversely affects our brands. Franchisees are required to conform to specified product quality standards and other requirements pursuant to their franchise agreements in order to protect our brand and to optimize restaurant performance. However, franchisees may receive through the supply chain or produce sub-standard food or beverage products, which may adversely impact the reputation of our brands. Franchisees may also breach the standards set forth in their respective franchise agreements.

Franchisees are subject to potential losses that are not covered by insurance that may negatively impact their ability to make payments to us and perform other obligations under franchise agreements. Franchisees may have insufficient insurance coverage to cover all of the potential risks associated with the ownership and operation of their restaurants. A franchisee may have insufficient funds to cover unanticipated increases in insurance premiums or losses that are not covered by insurance. Certain extraordinary hazards may not be covered and insurance may not be available (or may be available only at prohibitively expensive rates) with respect to many other risks. Moreover, there is no assurance that any loss incurred will not exceed the limits on the policies obtained, or that payments on such policies will be received on a timely basis, or even if obtained on a timely basis, that such payments will prevent losses to such franchisee or enable timely franchise payments. Accordingly, in cases in which a franchisee experiences increased insurance premiums or must pay claims out-of-pocket, the franchisee may not have the funds necessary to pay franchise payments.

Franchisees generally are not “limited purpose entities,” making them subject to business, credit, financial and other risks. Franchisees may be natural persons or legal entities. Franchisees are often not “limited-purpose entities,” making them subject to business, credit, financial and other risks which may be unrelated to the operations of Applebee’s or IHOP restaurants. These unrelated risks could materially and adversely affect a franchisee and its ability to make its franchise payments in full or on a timely basis. Any such decrease in franchise payments may have a material adverse effect on us. See “An insolvency or bankruptcy proceeding involving a franchisee could prevent the collection of payments or the exercise of rights under the related franchise agreement,” below.

The number and quality of franchisees is subject to change over time, which may negatively affect our business. Our Applebee’s business is highly concentrated in a limited number of franchisees. We cannot guarantee the retention of any, including the top performing, franchisees in the future, or that we will maintain the ability to attract, retain, and motivate sufficient numbers of franchisees of the same caliber. The quality of existing franchisee operations may be diminished by factors beyond our control, including franchisees’ failure or inability to hire or retain qualified managers and other personnel. Training of managers and other personnel may be inadequate. These and other such negative factors could reduce the franchisee’s restaurant revenues, impact payments under the franchise agreements and could have a material adverse effect on us. These negative factors will be magnified by the limited number of existing franchisees.

The inability of franchisees to fund capital expenditures may adversely impact future growth. Our business strategy includes revitalizing Applebee’s store locations through a new remodel program and other operational changes. The success of that business strategy will depend to a significant extent on the ability of the franchisees to fund the necessary capital expenditures to aid the repositioning and re-energizing of the brand. Labor and material costs expended will vary by geographical location and are subject to general price increases. To the extent the franchisees are not able to fund the necessary capital expenditures, our business strategy may take longer to implement and may not be as successful as we expect, which could have a material adverse effect on our business.

An insolvency or bankruptcy proceeding involving a franchisee could prevent the collection of payments or the exercise of rights under the related franchise agreement. An insolvency proceeding involving a franchisee could prevent us from collecting payments or exercising any of our other rights under the related franchise agreement. In particular, the protection of the statutory automatic stay that arises by operation of Section 362 of the U.S. Bankruptcy Code upon the commencement of a bankruptcy proceeding by or against a franchisee would prohibit us from terminating a franchise agreement previously entered into with a franchisee. Furthermore, a franchisee that is subject to bankruptcy proceedings may reject the franchise agreement in which case we would be limited to a general unsecured claim against the franchisee’s bankruptcy estate on account of breach-of-contract damages arising from the rejection. Payments previously made to us by a franchisee that is subject to a bankruptcy proceeding may also be recoverable on behalf of the franchisee as a preferential transfer under the U.S. Bankruptcy Code.

Third-party claims with respect to intellectual property assets, if decided against us, may result in competing uses or require adoption of new, non-infringing intellectual property, which may in turn adversely affect sales and revenues. There can be no assurance that third parties will not assert infringement or misappropriation claims against us, or assert claims that our rights in our trademarks, service marks and other intellectual property assets are invalid or unenforceable. Any such claims could have a material adverse effect on us or our franchisees if such claims were to be decided against us. If our rights in any intellectual property were invalidated or deemed unenforceable, it could permit competing uses of intellectual property which, in turn, could lead to a decline in restaurant revenues and sales of other branded products and services, if any. If the intellectual property became subject to third-party infringement, misappropriation or other claims, and such claims were decided against us, then we could be required to develop or adopt non-infringing intellectual property or acquire a license to the intellectual property that is the subject of the asserted claim. There could be significant expenses associated with the defense of any infringement, misappropriation, or other third party claims.

If franchisees and other sublicensees do not observe the required quality and trademark usage standards, our brands may suffer reputational damage, which could in turn adversely affect our business. We sublicense our intellectual property to our franchisees and to product suppliers, manufacturers, distributors, advertisers and other third parties. The franchise agreements and other sublicense agreements require that each franchisee or other sublicensee use the intellectual property in accordance with established or approved quality control guidelines. However, there can be no assurance that the franchisees or other sublicensees will use the intellectual property assets in accordance with such guidelines. Franchisee and sublicensee noncompliance with the terms and conditions of the governing franchise agreement or other sublicense agreement may reduce the overall goodwill associated with our brands. Franchisees and other sublicensees may refer to our intellectual property improperly in writings or conversation, resulting in the weakening of the distinctiveness of our intellectual property. There can be no assurance that the franchisees or other sublicensees will not take actions that could have a material adverse effect on the reputation of the Applebee’s or IHOP intellectual property. Any such actions could have a corresponding material adverse effect on our business and revenues.

In addition, even if the sublicensee product suppliers, manufacturers, distributors, or advertisers observe and maintain the quality and integrity of the intellectual property assets in accordance with the relevant sublicense agreement, any product manufactured by such suppliers may be subject to regulatory sanctions and other actions by third parties which can, in turn, negatively impact the perceived quality of our restaurants and the overall goodwill of our brands, regardless of the nature and type of product involved. Any such actions could have a material adverse effect on our business, by virtue of, among other things, reducing the public’s acceptance of Applebee’s or IHOP restaurants, thereby reducing restaurant revenues and corresponding franchise payments to us.

We are heavily dependent on information technology and any material failure of that technology could impair our ability to efficiently operate our business. We rely heavily on information systems across our operations, including, for example, point-of-sale processing in our restaurants, management of our supply chain, collection of cash, payment of obligations and various other processes and procedures. Our ability to efficiently manage our business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, problems with maintenance, upgrading or transitioning to replacement systems, or a breach in security of these systems could cause delays in customer service and reduce efficiency in our operations. Significant capital investments might be required to remediate any problems.

Failure to protect the integrity and security of individually identifiable data of customers, vendors or employees may subject us to loss and harm our brands. We might receive and maintain, for varying lengths of time, certain personal or business information about customers, vendors and employees. The use of this information by us is regulated by federal and state laws, as well as by certain third-party agreements. If our security and information systems are compromised or our employees or if franchisees fail to comply with these laws and regulations, and this information is obtained by unauthorized persons or used inappropriately, it could adversely affect our reputation and could result in costs to defend or settle litigation, to pay judgments awarded from litigation, or pay penalties resulting from violation of federal and state laws and payment card industry regulations. As privacy and information security laws and regulations change, we may incur additional costs to ensure that we remain in compliance with said laws and regulations.

We may fail to consummate our sale of 63 Applebee’s restaurants in Minnesota and parts of Wisconsin, which would prevent us from redeeming $28 million of our Series A Perpetual Preferred Stock. We currently intend to use $28 million of the proceeds from our sale of 63 company-operated Applebee’s restaurants located in Minnesota and parts of Wisconsin (the “Minnesota Sale”) to redeem a portion of our Series A Perpetual Preferred Stock. See “Use of Proceeds.” The Minnesota Sale is subject to numerous closing conditions, including receipt of third-party consents to lease assignments and certain assumed contracts, receipt of liquor licenses, certain agreed-to maintenance items, as well as customary closing conditions and regulatory approvals. If all closing conditions are met, the Minnesota Sale is expected to close in the fourth quarter of 2010. However, we can provide no assurance that the conditions will be met and that the closing will occur. We or the purchaser may terminate the Minnesota Sale if the closing has not occurred on or before November 15, 2010. If the closing conditions are not met or if the Minnesota Sale is not otherwise consummated, we will not be able to redeem $28 million of our Series A Perpetual Preferred Stock.